RISE PROVIDES ESTIMATE OF HISTORIC GOLD PRODUCTION FOR I-M MINE

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Total past production from I-M Mine of 2,414,000oz gold.

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Average mill head grade of 0.50 oz/ton (17.1gpt) gold.

April 4, 2017 – Vancouver, British Columbia – Rise Gold Corp. (CSE: UPP, OTC: RYES) (“Rise” or the “Company”) announces the results from its study of production data from the Idaho-Maryland Gold Mine (the “I-M Mine”).

The Company has been compiling and processing the extensive collection of historical data from the I-M Mine since the completion of the acquisition announced on January 25th, 2017.  The Company has completed a compilation of the mine production data of the mine’s operation from 1866 through 1955, the final year of production from the mine.

The Company estimates that the I-M Mine produced a total of 2,414,000 oz of gold from 5,298,000 tons of mill feed and that the life of mine average mill head-grade averaged approximately 0.50oz/ton (17.1gpt).

I-M Mine Production

The mineralization at the I-M Mine can be divided into two general categories:

1.

Brunswick mineralization is hosted in quartz veins in a distinct block of igneous rock, termed “Porphyrite”.

2.

Idaho mineralization is in quartz veins hosted in serpentinite, which are both wrapped closely around the “Porphyrite Block” that hosts the Brunswick mineralization.

Total production for the I-M Mine is detailed in Table 1.

Table 1 – Total I-M Mine Production from 1866-1955*

	Mined & Milled		Mill Head Grade		Metallurgical Recovery	Yield	Gold Produced
	tons	tonnes	oz/ton	gpt	%	oz/ton	Oz
Idaho Mine
#1 Vein	978,000	887,000	1.12	38.6	85%	0.96	935,000
#3 Vein system	1,215,000	1,102,000	0.60	20.4	95%	0.56	686,000
Total	2,193,000	1,989,000	0.83	28.4	89%	0.74	1,621,000
Brunswick Mine
Old Brunswick	41,000	37,000	0.56	19.3	85%	0.49	20,000
Union Hill	35,000	32,000	1.21	41.5	85%	1.03	36,000
New Brunswick	3,029,000	2,748,000	0.26	8.8	95%	0.24	737,000
Total	3,105,000	2,817,000	0.27	9.3	94%	0.26	793,000
Total I-M Mine	5,298,000	4,806,000	0.50	17.1	91%	0.46	2,414,000

*Notes regarding the Qualified Person and data confirmation are disclosed at the end of this news release.

Idaho Mine

The Company estimates that the Idaho Mine produced 1,621,000oz of gold from 2,193,000 tons with an estimated average head grade of 0.83oz/ton (28.4gpt), as detailed in Table 1.

A single continuous vein, termed the #1 Vein, was mined from 1866-1901.  The #1 Vein is estimated to have produced 935,000oz of gold from 978,000 tons with an estimated average head grade of 1.12oz/ton (38.6gpt).

In 1929, Errol MacBoyle discovered the #3 Vein system which was the catalyst for a dramatic surge in production from 6,000oz gold per year in 1926 to 129,000oz per year by 1940.  The #3 Vein system is similar in nature to the #1 Vein but is offset from the #1 Vein.

The #3 Vein and its splays were mined from 1929-1942.  Limited mining was completed on the #3 Vein from 1946-1955 due to the loss of access to this area after the war time shutdown.  The #3 Vein system is estimated to have produced 686,000oz of gold from 1,215,000 tons with an average head grade of 0.60oz/ton (20.4gpt).

Metallurgical recovery from the #3 Vein was higher than that of the #1 Vein due to the more sophisticated machinery and processing methods used in the era in which it was mined and processed.

Brunswick Mine

The Company estimates that the Brunswick Mine produced 793,000oz of gold from 3,105,000 tons at an estimated average head grade of 0.27oz/ton (9.3gpt), as detailed in Table 1.

Errol MacBoyle acquired the Brunswick Mine in 1933 and very quickly made many new discoveries in the mine.  By 1940, production from thirteen major veins at Brunswick exceeded that of the Idaho Mine with production of 78,000oz of gold per year at an estimated mill head grade of 0.28oz/ton (9.6gpt).

Brunswick Mine production includes minor production from the Old Brunswick Mine and the adjacent Union Hill Mine, both of which operated before 1918.

Mill Head Grade

The mill head grade is the grade of the mineralized material which is fed into the processing plant to be concentrated into gold bullion.  The mill head grade includes mining dilution from un-mineralized rock adjacent to the veins.  The mill head grade does not account for metallurgical recovery of gold during the processing of the mineralized material.

Mill head grade accounts for the geometry, continuity, and mining methods for a given deposit and is an important value for mining operations and for comparison between different deposits. For example, a grade reported in a “mineral resource” is an in situ grade without the inclusion of mining dilution or mining recovery which are inherent in all mining operations.  A deposit with poor or erratic geometry will likely have considerable mining dilution which will dilute the in situ grade and make full extraction of the valuable minerals more difficult.

For example, for the 2016 Fiscal Year at the Red Lake Mine, Goldcorp Inc. reports a mineral resource grade in the Measured and Indicated category at 19.0gpt gold (0.55oz/ton), a mill head grade of 16.2gpt gold (0.47oz/ton) and a yield after recovery of 15.6gpt (0.46oz/ton).

Information regarding the Red Lake Mine is available on the Goldcorp Inc. website and from www.sedar.com.

I-M Mine Production History from 1926-1955

In 1926, Errol MacBoyle took over management of the I-M Mine and, as President and General Manager, led the mine into its most successful period of production.

A graph of production from the Idaho and Brunswick Mines from this period is displayed in Figure 1.

Figure 1 – I-M Gold Production from 1926-1955

A general history of production of the mine during this period is as follows;

1926

Errol MacBoyle forms Idaho-Maryland Consolidated Mines which acquires the Idaho Mine.

1929

Errol MacBoyle discovers the Idaho #3 Vein at Christmas 1929 which is the catalyst for a major expansion in gold production.

1933

MacBoyle acquires the Brunswick Mine.

1936

New discoveries lead to major expansion in production from the Brunswick mine in subsequent years.

1940

Combined production from both mines reaches 129,000 oz gold production per year.

1941

A one month labor strike and supply shortage due to WW2 impacts mine production.  Annual production drops to 114,000 oz gold per year.

1942

Mine ordered to shut down by US government by Limitation Order No. 208.

1943

Errol MacBoyle suffers a stroke which leaves him incapacitated and leads to his eventual death in 1949.

1944

Mine restarts. Loss of access to Idaho Mine and little capital available for exploration and development.

1955

Fixed price of gold at $35/oz and high inflation of costs leads to final shutdown in 1955.  Total post war production of 425,000oz gold.

A plan map showing all mine workings and mined areas can be downloaded from the following link:

https://riseg.sharefile.com/d-sb19079893024f168

The Company expects to provide further information and updates to its shareholders over the coming weeks.

Benjamin Mossman, P.Eng is the qualified person who has verified the historical production data disclosed in this news release.

Detailed production information from the internal records of the Idaho Maryland Mine are available for the period from 1926-1955.  Whenever possible, mill reports were reconciled against financial statements and submissions to by the company to the US Bureau of Mines.  Where reconciliation between documents was possible, only minor variations in production reporting were noted.  In general, the Idaho Maryland Mines Co. appears to have been a well-run company with excellent record keeping.  The entire library of documents is no longer fully complete but there is sufficient material to make an accurate estimate of historic production during this period.  The following materials were used to prepare an estimate during the period from 1926-1955.

Idaho Maryland Mines Co. Financial Statements (1926-1932,1934-1942)

Idaho Maryland Mines Co. Mill Reports (1933-1942, 1946-1950)

Idaho Maryland Mines Co. Final Distributions Sheets (1944,1945)

Idaho Maryland Mines Co. Breakdown of Income and Expenses (1946-1949)

Idaho Maryland Mines Co. Cost Data & Cost Sheets from (1946-1949)

Idaho Maryland Mines Corp. Lode Mine Production Report to US Bureau of Mines (1944-1945,1947-1948,1950,1952,1953,1955)

For the period prior to 1926 there were no internal corporate records regarding historic production.  The qualified person believes this information is reliable but the source documents used by the authors of these documents are not available for reconciliation.  The following documents were used to prepare an estimate during the period from 1866-1925

Lindgren, Waldemar. The Gold Quartz Veins of Nevada City and Grass Valley Districts, California (1896)

Hamilton, Fletcher. Mines and Mineral Resources of Nevada County (1918)

Clark, Jack. Gold in Quartz: The Legendary Idaho Maryland Mine (2005).

Detailed records of metallurgical recoveries from the I-M Mine prior to 1924 are not available.  From 1924-1930 gold recoveries ranged from 72% to 89% using a similar process to that used in the years prior to 1924. Lindgren (1896) estimated that gold mills in the Grass Valley mines averaged 75% metallurgical gold recovery but noted that the I-M mine was unique in that it treated the tailings from its concentrates by secondary processes.  The Company has assumed a metallurgical recovery of 85% for the pre-1924 processing at the I-M mine which it believes is the best estimate possible given the information available.

About Rise Gold Corp.

Rise is an exploration stage mining company.  The Company’s principal asset is the historic past producing Idaho-Maryland Gold Mine located in California, USA.  Rise was incorporated in Nevada, USA in 2007 and maintains its head office in Vancouver, British Columbia, Canada.

On behalf of the Board of Directors:

Benjamin Mossman

CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

Suite 488, 1090 West Georgia Street

Vancouver, BC V6E 3V7

T: 604.260.4577

www.risecapitalresources.com

INVESTOR RELATIONS

Skanderbeg Capital Advisors Inc.
Mario Vetro
T: 604.687.7130
Email: mario@skanderbegcapital.com

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws.  Forward-looking statements are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words or statements that certain events or conditions “may” or “will” occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.  Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release.  Rise undertakes no obligation to update forward-looking statements or information except as required by law.